EXHIBIT 99.1

For Immediate Release
For more information:

Rex S. Schuette
Chief Financial Officer
706-781-2265
rex_schuette@ucbi.com

UNITED COMMUNITY BANKS, INC.
CLOSES PUBLIC OFFERING OF
1.55 MILLION SHARES OF COMMON STOCK
Blairsville, GA, December 8, 2005 — United Community Banks, Inc. (NASDAQ: UCBI) closed the sale of 202,500 shares of its common stock at $27.75 per share to Sandler O’Neill & Partners, L.P. pursuant to the over-allotment option to purchase additional shares that was granted in connection with the underwritten offering managed by Sandler O’Neill & Partners, L.P. and co-managed by Keefe Bruyette & Woods, Inc. and Raymond James & Associates, Inc. The offering closed on November 16, 2005.
The company received net proceeds of approximately $5.3 million from the exercise of the over-allotment option and $35.1 million from the original offering, after deducting underwriting discounts and expenses. Net proceeds will be used to reduce short-term borrowings and for general corporate purposes.
About United Community Banks, Inc.:
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company based in Georgia. United Community Banks has assets of $5.7 billion and operates 24 community banks with 90 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing community banking services to individuals and small to mid-size businesses in its markets. United Community Banks also offers the convenience of 24-hour access to its services through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI. Additional information can be found at the company’s web site, www.ucbi.com
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